
                                  NSAR ITEM 77O
                                      2000
                            VK Growth and Income Fund
                               10f-3 Transactions

  UNDERWRITING #                UNDERWRITING               PURCHASED FROM    AMOUNT OF SHARES          % OF           DATE OF
                                                                                PURCHASED          UNDERWRITING       PURCHASE


         1          John Hancock Financial Service, Inc.   Goldman Sachs        125,600               0.123%           01/26/00
         2                       Palm, Inc.                  Soundview           13,200               0.057%           03/01/00

